-----------------------------------------------------------------------



       SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                        -----------------------


                   FORM 8-K


                            CURRENT REPORT





 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  December 31, 1998





                 IMC GLOBAL INC.
         (Exact name of Registrant as specified in its charter)


                    Commission File Number: 1-9759



                Delaware                             36-3492467
     (State or other jurisdiction of            (I.R.S. Employer
      incorporation or organization)             Identification No.)

           2100 Sanders Road                           60062
          Northbrook, Illinois                       (Zip Code)
 (Address of principal executive offices)



  Registrant's telephone number, including area code:  (847) 272-9200







----------------------------------------------------------------------

Item 5.	Other Events.

The attached financial statements at December 31, 1997 and 1996 and for the three years then ended have been restated to reflect the IMC AgriBusiness segment as a discontinued operation.

                    REPORT OF INDEPENDENT AUDITORS




To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 1997 and 1996 and the related consolidated statements of earnings, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



Ernst & Young LLP
Chicago, Illinois
January 26, 1998, except for Note 24
as to which the date is December 15, 1998.

CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share amounts)
                                            Years ended December 31,
                                         1997        1996       1995
----------------------------------------------------------------------
Net sales                              $2,116.0    $2,143.3   $2,132.7
Cost of goods sold                      1,541.1     1,547.0    1,499.8
                                       --------    --------   --------
  Gross margins                           574.9       596.3      632.9
Selling, general and
 administrative expenses                  131.8       132.6      118.3
Main Pass write-down                      183.7         -          -
Merger and restructuring
 charges                                    -          37.3        -
                                       --------    --------   --------
  Operating earnings                      259.4       426.4      514.6

Other (income) expense, net                (5.4)       (5.9)     (14.7)
Interest expense                           40.2        43.6       57.8
                                       --------    --------   --------
Earnings from continuing operations
 before minority interest                 224.6       388.7      471.5
Minority interest                         124.4       185.7      163.6
                                       --------    --------   --------
Earnings from continuing operations
 before taxes                             100.2       203.0      307.9
Provision for income taxes                 30.4        81.3      112.7
                                       --------    --------   --------
Earnings from continuing operations
 before extraordinary item                 69.8       121.7      195.2
Discontinued operations:
 Earnings from discontinued operations,
  net of income taxes                      18.0        13.5       23.8
                                       --------    --------   --------
Earnings before extraordinary item         87.8       135.2      219.0
Extraordinary charge - debt retirement    (24.9)       (8.1)      (3.5)
                                       --------    --------   --------
    Net earnings                       $   62.9    $  127.1   $  215.5
                                       ========    ========   ========
Basic earnings per share:
  Earnings from continuing operations
   before extraordinary item           $   0.74    $   1.31   $   2.15
  Earnings from discontinued
   operations                              0.19        0.15       0.26
  Extraordinary charge - debt
   retirement                             (0.26)      (0.09)     (0.04)
                                       --------    --------   --------
    Net earnings per share             $   0.67    $   1.37   $   2.37
                                       ========    ========   ========

Basic weighted average number of
 shares outstanding                        94.0        92.7       91.0

Diluted earnings per share:
  Earnings from continuing operations
   before extraordinary item           $   0.74    $   1.25   $   2.09
  Earnings from discontinued
   operations                              0.19        0.14       0.25
  Extraordinary charge -
   debt retirement                        (0.26)      (0.08)     (0.04)
                                       --------    --------   --------
    Net earnings per share             $   0.67    $   1.31   $   2.30
                                       ========    ========   ========

Diluted weighted average number
 of shares outstanding                     94.7        97.0       95.5

(See Notes to Consolidated Financial Statements)

CONSOLIDATED BALANCE SHEET
(In millions except per share amounts)
                                                 At December 31,
Assets                                          1997         1996
----------------------------------------------------------------------
Current assets:
Cash and cash equivalents                     $  109.7    $   63.3
Receivables, net                                 288.1       226.8
Inventories, net                                 592.8       571.5
Deferred income taxes                             54.2        55.3
Other current assets                              17.4        16.7
                                              --------    --------
    Total current assets                       1,062.2       933.6
Property, plant and equipment, net             2,506.0     2,381.4
Other assets                                   1,105.7       170.2
                                              --------    --------
    Total assets                              $4,673.9    $3,485.2
                                              ========    ========

Liabilities and Stockholders' Equity
----------------------------------------------------------------------
Current liabilities:
Accounts payable                              $  253.3    $  183.9
Accrued liabilities                              230.9       112.0
Short-term debt and current maturities
 of long-term debt                               188.9        55.1
                                              --------    --------
    Total current liabilities                    673.1       351.0
Long-term debt, less current maturities        1,235.2       656.8
Deferred income taxes                            389.7       323.7
Other noncurrent liabilities                     440.2       355.0
Minority interest                                  -         472.5

Stockholders' equity:
Common stock, $1 par value, authorized
 300,000,000 and 250,000,000 shares in
 1997 and 1996, respectively; issued
 124,668,286 and 101,639,885 shares in
 1997 and 1996, respectively                     124.6       101.6
Capital in excess of par value                 1,690.3       936.1
Retained earnings                                446.2       413.0
Treasury stock, at cost, 10,691,520 and
 5,545,884 shares in 1997 and 1996,
 respectively                                   (294.6)     (107.3)
Foreign currency translation adjustment          (30.8)      (17.2)
                                              --------    --------
    Total stockholders' equity                 1,935.7     1,326.2
                                              --------    --------
Total liabilities and stockholders' equity    $4,673.9    $3,485.2
                                              ========    ========
(See Notes to Consolidated Financial Statements)

CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
                                           Years ended December 31
                                         1997       1996       1995
----------------------------------------------------------------------
Cash Flows from Operating Activities
------------------------------------
Net earnings                           $  62.9     $ 127.1    $ 215.5
Adjustments to reconcile net earnings
 to net cash provided by operating
 activities:
	Depreciation, depletion and
	 amortization                       183.2       171.0      166.4
	Minority interest                   124.4       175.7      163.6
	Main Pass write-down                112.2         -          -
	Merger and restructuring charges      -          67.3        -
	Deferred income taxes                58.4        27.9        8.5
	Other charges and credits, net        2.4       (26.3)      (4.4)
	Changes in:
		Receivables                    (12.3)       69.1      (45.5)
		Inventories                      3.9       (66.9)     (47.7)
		Other current assets             2.1        18.9       16.7
		Accounts payable                (2.8)      (21.8)       3.4
		Accrued liabilities             29.0       (55.3)      37.3
                                       -------     -------    -------
		Net cash provided by
           operating activities          563.4       486.7      513.8
                                       -------     -------    -------

Cash Flows from Investing Activities
------------------------------------
Capital expenditures                    (244.0)     (209.0)    (146.0)
Acquisitions, net of cash acquired       (91.4)       (7.1)    (203.8)
Proceeds from sale of investments          -          11.6        -
Proceeds from sale of property, plant
 and equipment                             8.8         0.8        0.8
                                       -------     -------    -------
	Net cash used in investing
	 activities                        (326.6)     (203.7)    (349.0)
                                       -------     -------    -------
	Net cash provided before
      financing activities               236.8       283.0      164.8
                                       -------     -------    -------

Cash Flows from Financing Activities
------------------------------------
Joint venture cash distributions
 to Phosphate Resource Partners
 Limited Partnership                    (146.4)     (265.8)    (222.2)

Payments of long-term debt              (515.9)     (232.7)     (64.4)
Proceeds from issuance of long-term
 debt, net                               805.3       244.6      116.3
Changes in short-term debt, net         (127.7)      (75.4)      42.3
Increase (decrease) in securitization
 of accounts receivable, net               6.0        (9.5)      25.3
Stock options exercised                    5.5        18.0       14.2
Cash dividends paid	                     (29.7)      (34.5)     (33.2)
Purchase of treasury stock              (187.5)        -          -
Other                                      -           -         10.0
                                       -------     -------    -------
     Net cash used in financing
      activities                        (190.4)     (355.3)    (111.7)
                                       -------     -------    -------

Net change in cash and cash equivalents   46.4       (72.3)      53.1
Cash and cash equivalents -
 beginning of year                        63.3       135.6       82.5
                                       -------     -------    -------
Cash and cash equivalents -
 end of year                           $ 109.7     $  63.3    $ 135.6
                                       =======     =======    =======
(See Notes to Consolidated Financial Statements)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(In millions except per share amounts)
                                                                    Foreign
                                 Capital in                        Currency
                         Common   Excess of   Retained   Treasury Translation
                          Stock   Par Value   Earnings    Stock    Adjustment
-----------------------------------------------------------------------
Balance at
 December 31, 1994   $   96.0  $  777.6  $  131.1  $ (107.2) $  (14.3)

Net earnings              -         -       215.5       -         -
Dividends
 ($0.31 per share)        -         -       (30.8)      -         -
Stock options
 exercised and other      0.9      12.1       -        (0.7)      -
Issuance of common
 stock pursuant to
 acquisitions             -         3.9       -         0.5       -
Foreign currency
 translation
 adjustment               -         -         -         -         5.8
                     --------  --------  --------  --------  --------
Balance at
 December 31, 1995       96.9     793.6     315.8    (107.4)     (8.5)

Net earnings              -         -       127.1       -         -
Dividends
 ($0.32 per share)        -         -       (29.9)      -         -
Stock options
 exercised                0.7      17.2       -         0.1       -
Issuance of common
 stock pursuant to
 acquisitions             0.4      14.5       -         -         -
Conversion of
 convertible notes        3.6     110.8       -         -         -
Foreign currency
 translation
 adjustment               -         -         -         -        (8.7)
                     --------  --------  --------  --------  --------


Balance at
 December 31,1996	   101.6     936.1     413.0    (107.3)    (17.2)

Net earnings             -         -        62.9       -         -
Dividends
 ($0.32 per share)       -         -       (29.7)      -         -
Stock options
 exercised               0.3       5.2       -         -         -
Issuance of common
 stock pursuant to
 acquisitions           22.7     749.0       -         0.2       -
Purchase of treasury
 shares                  -         -         -      (187.5)      -
Foreign currency
 translation
 adjustment              -         -         -         -       (13.6)
                    --------  --------  --------  --------  --------
Balance at
 December 31,1997   $  124.6  $1,690.3  $  446.2  $ (294.6) $  (30.8)
                    ========  ========  ========  ========  ========

(See Notes to Consolidated Financial Statements)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per share amounts)


1.	Summary of Significant Accounting Policies
     ------------------------------------------

Basis of Presentation
The consolidated financial statements include the accounts of IMC Global Inc. (Company) and all subsidiaries which are more than
50.0 percent owned and controlled; the Company proportionately consolidates its interest in certain oil and gas investments and proportionately consolidated its 25.0 percent interest in the sulphur operations of Main Pass 299 (Main Pass). Additionally, its interest in McMoRan Oil & Gas Co. (MOXY) is proportionately consolidated at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to December 31, 1997, have been reclassified to conform to the current presentation.

As discussed more thoroughly in Note 24, the IMC AgriBusiness business unit has been presented as a discontinued operation.

Change in Fiscal Year
Effective with the year ended December 31, 1997, the Company changed from a June 30 fiscal year-end in order to permit more effective business planning, including annual budgeting, government reporting and audit functions, as well as align statistical and financial reporting with competitors.

Use of Estimates
Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents which are reflected at their approximate fair value.

Concentration of Credit Risk
Domestically, the Company sells its products to farmers primarily in the midwestern and southeastern United States.
Internationally, the Company's products are sold primarily through two North American export associations. In 1997, sales of concentrated phosphates and potash to China accounted for approximately 21 percent of the Company's net sales. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales.

Receivables
Under an agreement with a financial institution, IMC-Agrico Receivables Company, L.L.C. (IMC-Agrico L.L.C.), a special-purpose limited liability company of which IMC-Agrico Company (IMC-Agrico) is the sole equity owner, may sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables in an amount not to exceed $65.0 million. Effective, January 1, 1997, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires receivables transferred which do not meet the criteria under SFAS No. 125 to be accounted for as short-term borrowings.

Inventories
Inventories are valued at the lower of cost or market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual-average cost basis. Cost for the remaining portion of inventories, primarily for products sold through the Company's retail farm service outlets, is determined using the first-in, first-out method.

Property, Plant and Equipment
Property (including mineral deposits), plant and equipment are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures, except for repair and maintenance overhauls (Turnarounds), are charged to operations when incurred. Expenditures for Turnarounds are deferred when incurred and amortized into cost of goods sold on a straight-line basis, generally over an 18-month period. Turnarounds are large-scale maintenance projects that are performed regularly, usually every 18 to 24 months, on average. Turnarounds are necessary to maintain the operating capacity and efficiency rates of the production plants. The deferred portion of the Turnaround expenditures is classified in other assets in the Company's Consolidated Balance Sheet.

Depreciation and depletion expenses for mining operations, including mineral interests, are determined using the unit-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straight-line basis over their estimated useful lives as follows: buildings, 17 to 45 years; machinery and equipment, three to 25 years; and leasehold improvements, over the lesser of the remaining useful life of the asset or the remaining term of the lease.

In 1997, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement requires the recognition of an impairment loss on a long-lived asset held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount.

Goodwill
Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over periods not exceeding 40 years. At December 31, 1997 and 1996, goodwill, included in other assets in the Consolidated Balance Sheet, totaled $839.7 million and $67.4 million, respectively. See Note 2, "Freeport-McMoRan Inc. Merger," for detail regarding the increase in goodwill.

Stock-Based Compensation Plans
In December 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans. Under SFAS No. 123, the Company has the option of either accounting for its stock-based compensation plans under the fair value method or continuing under the accounting provisions of Accounting Principles Board Opinion No. 25 (APB No. 25). The Company continues to account for its stock-based compensation plans under the provisions of APB No. 25 and, accordingly, no compensation cost has been charged to operations for options granted. See also Note 19, "Stock Plans."

Accrued Environmental Costs
The Company's activities include the mining of phosphate and potash, the manufacturing and blending of crop nutrients, and the blending of crop nutrients with pesticide products. These operations are subject to extensive federal, state, provincial and local environmental regulations in the United States and Canada, including laws related to air and water quality; management of hazardous and solid wastes; management and handling of raw materials and products; and the restoration of lands disturbed by mining and production activities. Expenditures that relate to an existing condition caused by past operations of the Company or prior land owners, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded for identified sites when litigation has commenced or, a claim or assessment has been asserted or is probable and the likelihood of an unfavorable outcome is probable.

In 1997, the Company adopted Statement of Position 96-1,
"Environmental Remediation Liabilities," promulgated by the American Institute of Certified Public Accountants, which provides new guidance for the accrual of environmental remediation costs.
Adoption of this statement did not have a material adverse effect on the Company's financial statements.

Derivatives
	The Company is exposed to the impact of interest rate changes, fluctuations in the Canadian currency, and the impact of fluctuations in the purchase price of natural gas consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize these risks, but not for trading purposes.

For the Company's Canadian subsidiaries, the functional currency is the Canadian dollar. The cumulative translation effects for the Canadian subsidiaries are included in the cumulative translation adjustment in stockholders' equity. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to United States dollar-denominated assets and liabilities. Realized gains and losses on these contracts are recognized in the same period as the hedged transaction. The Company had foreign currency exchange forward contracts on hand at December 31, 1997 of $183.8 million.

Foreign Currencies
As of December 31, 1997, the Company's cumulative foreign currency translation adjustment resulted in a reduction of stockholders' equity of $30.8 million.

Earnings Per Share
All share and per share information appearing in the consolidated financial statements and notes herein give effect to the Company's 2-for-1 stock split effected in the form of a 100 percent stock dividend which was distributed on November 30, 1995.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is required to be adopted for financial statements for periods ending after December 15, 1997. As a result, the basic and diluted earnings per share amounts reported for 1997 have been calculated in accordance with SFAS No. 128. Similarly, all earnings per share amounts reported for prior periods have been restated to comply with this statement.

Recently Issued Accounting Standards
In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This statement establishes standards of reporting and display of comprehensive income and its components in a full set of general purpose financial statements. This statement will be effective for the Company's year ending December 31, 1998 and requires restatement of prior periods. Adoption of this statement is not expected to significantly alter the Company's financial statement presentation.

2.	Freeport-McMoRan Inc. Merger
     ----------------------------

In December 1997, the Company completed a merger with Freeport-McMoRan Inc. (FTX). The combination was accounted for as a purchase and resulted in the dissolution of FTX (FTX Merger).
In connection with the FTX Merger, each share of common stock of FTX was exchanged for 0.90 share of the Company's common stock plus one-third of a warrant, with each whole warrant entitling the holder to purchase one share of the Company's common stock for $44.50 per share. As a result of the transaction, 22.7 million shares were issued at an average market price of $32.28 per share. The warrants, which are publicly traded on the New York Stock Exchange and expire on the third anniversary of the FTX Merger, were valued at $3.56 per warrant. As a result of the FTX Merger, goodwill of $719.6 million was recorded and is amortized on a straight-line basis over 40 years.

The FTX Merger resulted in the Company relinquishing its 25 percent interest in the Main Pass operations to Freeport-McMoRan Sulphur Co., a newly formed public entity consisting of the former sulphur business of Phosphate Resource Partners Limited Partnership (PLP), formerly Freeport-McMoRan Resource Partners, Limited Partnership, and the Main Pass operations. In connection with the FTX Merger, the Company recorded a charge of $183.7 million, included in operating earnings in the Consolidated Statement of Earnings, to write down the assets of Main Pass to their fair value of approximately $14.1 million.

The following unaudited pro forma information presents a summary of results of the Company and FTX as if the acquisition, including the contribution of Main Pass, had occurred on January 1, 1996.

<CAPTION
                                       1997       1996
                                     --------   --------
Net sales                            $2,116.3   $2,143.7
Earnings from continuing operations
 before extraordinary item              212.9       65.8
Net earnings                            211.0       66.2
Net earnings per diluted share           1.80       0.55

3.	Vigoro Merger and Restructuring Charges
     ---------------------------------------

In March 1996, the Company completed a merger with The Vigoro Corporation (Vigoro) that resulted in Vigoro becoming a subsidiary of the Company (Vigoro Merger). Upon consummation of the Vigoro Merger, the Company issued approximately 32.4 million shares of its common stock in exchange for all of the outstanding shares of Vigoro. The Vigoro Merger was structured to qualify as a tax-free reorganization for income tax purposes and was accounted for as a pooling of interests. Accordingly, the Company's financial statements for periods prior to the merger date have been restated to reflect the Vigoro Merger.

In connection with the Vigoro Merger, the Company recorded charges totaling $20.2 million, primarily for consulting, legal and accounting services. Immediately following the Merger, the Company adopted a plan to restructure its business operations into a decentralized organizational structure with five stand-alone business units. As a result, the Company recorded restructuring charges totaling $23.1 million. Of these amounts $6.0 million has been included in discontinued operations. The charges consisted of: (i) $6.5 million for lease terminations resulting from office consolidations; and (ii) $16.6 million for severance and related benefits from staff reductions resulting from the termination of approximately 120 employees, primarily middle management personnel, and other related actions. As of December 31, 1997, the following amounts were paid: (a) $20.2 million for charges relating to the Vigoro Merger; (b) $5.6 million for lease terminations resulting from office consolidations; and (c) $15.0 million relating to the termination of approximately 120 employees and other actions.

In connection with the 1996 restructuring plan, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded charges totaling $58.3 million ($55.3 million net of minority interest) comprised of: (i) $26.3 million ($23.3 million net of minority interest) to cost of goods sold of which $17.5 million was primarily related to the write-off of certain idle plant facilities and other obsolete assets, $5.0 million for environmental matters and $3.8 million for other matters; (ii) $2.4 million of general and administrative expenses for the write-off of miscellaneous assets; (iii) $16.6 million to other income and expense, net, to reduce certain long-term assets to net realizable value and other provisions; and (iv) $13.0 million to minority interest for the transfer of 0.85 percent interest of IMC-Agrico Distributable Cash as defined in the IMC-Agrico Partnership Agreement (Partnership Agreement), from the Company to PLP. Of these amounts $7.7 million has been included in discontinued operations. As of December 31, 1997, $28.2 million of non-cash write-offs were charged against the reserve.

4.	Other Business Acquisitions
     ---------------------------

In January 1995, the Company acquired substantially all of the assets of the Central Canada Potash division (CCP) of Noranda, Inc. for $121.1 million, plus $16.2 million for working capital. The Company used proceeds borrowed under a credit facility to finance the purchase price, while using operating cash to acquire the working capital. The CCP potash mine, located in Colonsay, Saskatchewan, utilizes shaft mining technology and has a current annual capacity of 1.5 million tons and estimated recoverable reserves, at the time of acquisition, of 120 years at current production levels.

In October 1995, the Company acquired the animal feed ingredients business (Feed Ingredients) of Mallinckrodt Group Inc. and subsequently contributed the business to IMC-Agrico. The
Company's portion of the purchase price was $67.5 million.

In 1996, the Company acquired several retail distribution operations (Madison Seed and Agri-Supply) and a precision farming operation, Top-Soil. Total cash payments for acquisitions during the year were $7.1 million.

During 1997, the Company completed several acquisitions, including Western Ag-Minerals Company; additional retail distribution operations (Frankfort Supply, Sanderlin, Crop-Maker, So-Green and Hutson Ag Services, Inc.); a storage terminal company, Hutson Company, Inc.; and the purchase of the preferred stock of a subsidiary held by an unrelated third party. Total cash payments for these acquisitions were $91.4 million, and approximately 200,000 shares of common stock were issued.

These acquisitions were accounted for under the purchase method of accounting, and, accordingly, results of operations for the acquired businesses have been included in the Company's Consolidated Statement of Earnings since the respective dates of acquisition. Pro forma consolidated operating results reflecting these acquisitions would not have been materially different from reported amounts.

Common stock issued for acquisitions was $771.9 million, $14.9 million and $4.4 million for 1997, 1996 and 1995, respectively.
Liabilities assumed in acquisitions were $357.5 million and $6.6 million in 1997 and 1996, respectively.

5.	IMC-Agrico Cash Sharing
     ------------------------

IMC-Agrico makes cash distributions to each partner based on formulas and sharing ratios as defined in the Partnership Agreement. For the year ended December 31, 1997, the total amount of cash generated by IMC-Agrico was $304.6 million, of which $99.3 million was distributed to PLP during the year and $50.0 million is to be distributed to PLP in 1998.

In January 1996, the Company and PLP entered into certain amendments to the Partnership Agreement. Effective March 1, 1996, there was a shift of 0.85 percent cash interest in IMC-Agrico from the Company to PLP. Effective July 1, 1997, the Company's share of cash distributions increased to approximately 58.6 percent.
See also Note 2, "Freeport-McMoRan Inc. Merger," for further detail.

6.	Non-Recurring Items
     -------------------

In addition to non-recurring items described in Notes 2 and 3, other non-recurring items included the following:

Sale of Investments and Land
In 1996, the Company realized a gain of $11.6 million from the sale of investment properties. In 1995, a gain of $5.0 million was realized from the sale of land in Florida. These amounts were included in other income and expense, net in the Consolidated Statement of Earnings.

Remediation
In 1995, provisions totaling $10.3 million ($5.8 million net of minority interest) were included in cost of goods sold in the Consolidated Statement of Earnings for remediation costs associated with a sinkhole beneath a phosphogypsum storage stack at IMC-Agrico's New Wales crop nutrient production facility in Florida and for repair and clean-up costs related to earthen dam breaches at IMC-Agrico's Payne Creek and Hopewell phosphate mining facilities in Florida.

7.	Earnings Per Share
     ------------------
The following table sets forth the computation of basic and diluted earnings per share:

                                              1997      1996      1995
                                             ------    ------    ------
Basic earnings per share computation:
 Earnings from continuing operations
  available before extraordinary item  $ 69.8    $121.7    $195.2
 Earnings from discontinued operations   18.0      13.5      23.8
 Extraordinary charge - debt retirement (24.9)     (8.1)     (3.5)
                                        ------    ------   ------
 Earnings available to common
  stockholders                         $ 62.9    $127.1    $215.5
                                       ======    ======    ======

 Basic weighted average common shares
  outstanding                            94.0      92.7      91.0

 Earnings per share from continuing
  operations before extraordinary
  item                                 $ 0.74    $ 1.31    $ 2.15
 Earnings from discontinued operations   0.19      0.15      0.26
 Extraordinary charge-debt retirement   (0.26)    (0.09)    (0.04)
                                            ------    ------    ------
 Basic earnings per share              $ 0.67    $ 1.37    $ 2.37
                                       ======    ======    ======

Diluted earnings per share computation:
 Earnings from continuing operations
  available before extraordinary item  $ 69.8    $121.7    $195.2
 Interest associated with convertible
  debt                                    -         -         4.4
                                       ------    ------    ------
 Earnings from continuing operations
  available before extraordinary item    69.8     121.7     199.6
 Earnings from discontinued operations   18.0      13.5      23.8
 Extraordinary charge - debt retirement (24.9)     (8.1)     (3.5)
                                       ------    ------    ------
 Earnings available to common
  stockholders                         $ 62.9    $127.1    $219.9
                                       ======    ======    ======

Basic weighted average common shares
 outstanding                             94.0      92.7      91.0
Unexercised stock options                 0.7       1.1       0.9
Convertible debt                          -         3.2       3.6
                                       ------    ------    ------

Diluted weighted average common shares
 outstanding                             94.7      97.0      95.5
                                       ======    ======    ======
Earnings per share from continuing
 operations before extraordinary item  $ 0.74    $ 1.25    $ 2.09
Earnings from discontinued operations    0.19      0.14      0.25
Extraordinary charge - debt retirement  (0.26)    (0.08)    (0.04)
                                       ------    ------    ------
Diluted earnings per share             $ 0.67    $ 1.31    $ 2.30
                                       ======    ======    ======

Options to purchase approximately 3.1 million, 0.8 million and 0.8 million shares of common stock were outstanding during 1997, 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. Additionally, warrants to purchase approximately 8.4 million shares of common stock were outstanding during 1997 but were not included in the computation of diluted earnings per share for the same reason as the options noted above. See Note 2, "Freeport-McMoRan Inc. Merger."

8.  Receivables, Net
     ----------------

Accounts receivable as of December 31 were as follows:
                                 1997            1996
                                ------          ------
Trade accounts                  $270.8          $245.4
Non-trade receivables             53.8            43.9
                                ------          ------
                                 324.6           289.3
Less:
 Allowances                        7.5             7.0
 Receivable interests sold        29.0            55.5
                                ------          ------
Receivables, net                $288.1          $226.8
                                ======          ======

The carrying value of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

Under an agreement with a financial institution, IMC-Agrico L.L.C. may sell, on an ongoing basis, an undivided percentage interest in a designated pool of receivables, subject to limited recourse provisions related to the international receivables, in an amount not to exceed $65.0 million. At December 31, 1997, IMC-Agrico L.L.C. had transferred $61.5 million of such receivable interests, $32.5 million of which are classified as short-term debt in the Consolidated Balance Sheet as they did not meet the criteria for off-balance sheet financing as defined by SFAS No. 125. The net residual interest included in the receivables shown on the Consolidated Balance Sheet is owned by IMC-Agrico L.L.C. Costs, primarily from discount fees and other administrative costs, totaled $3.3 million, $3.6 million and $3.7 million in 1997, 1996 and 1995, respectively.

9.	Inventories, Net
     ----------------

Inventories as of December 31 were as follows:
                                      1997        1996
                                     ------      ------
Products (principally finished)      $499.7      $467.8
Operating materials and supplies      109.9       111.8
                                     ------      ------
    Gross inventories                 609.6       579.6
Less:  Inventory allowances            16.8         8.1
                                     ------      ------
Inventories, net                     $592.8      $571.5
                                     ======      ======

10.	Property, Plant and Equipment, Net
     ----------------------------------

The Company's investment in property, plant and equipment as of December 31 is summarized as follows:

                                           1997        1996
                                         --------    --------
Land                                     $  121.3    $  107.2
Mineral properties and rights               713.4       689.7
Buildings and leasehold improvements        481.2       470.1
Machinery and equipment                   2,958.0     2,836.2
Construction in progress                    188.2       139.0
                                         --------    --------
                                          4,462.1     4,242.2

Accumulated depreciation and
 depletion                               (1,956.1)    (1,860.8)
                                         --------     --------
    Property, plant and equipment, net   $2,506.0     $2,381.4
                                         ========     ========

As of December 31, 1997, idle facilities of the Company included three phosphate rock mines, one concentrated phosphate plant and two uranium oxide extraction and processing facilities, all of which remain closed subject to improved market conditions. The net book value of these facilities totaled $26.7 million. In the opinion of management, the net book value of its idle facilities is not in excess of net realizable value.

11.	Other Assets
     ------------

Other assets as of December 31 were as follows:
                              1997       1996
                            --------   --------
Goodwill                    $  839.7   $   67.4
Deferred income taxes           65.2        2.0
Minority interest               44.9        -
Other                          155.9      100.8
                            --------   --------
Total other assets          $1,105.7   $  170.2
                            ========   ========

Increases in other assets were primarily due to the FTX Merger.
See Note 2, "Freeport-McMoRan Inc. Merger."

12.	Accrued Liabilities
     -------------------

Accrued liabilities as of December 31 were as follows:
                                    1997         1996
                                   ------       ------
Legal reserve                      $ 40.8       $  -
Salaries, wages and bonuses          35.3         31.2
Income taxes                         33.1         10.7
Taxes other than income taxes        17.0         12.3
Environmental                        16.6         19.2
Interest                             14.4         10.8
Other                                73.7         27.8
                                   ------       ------
    Total accrued liabilities      $230.9       $112.0
                                   ======       ======

The income tax increase was primarily due to the assumption of deferred taxes as part of the FTX Merger. Certain components of other accrued liabilities increased as a result of accruals assumed as part of the FTX Merger and increased royalties payable. See Note 2, "Freeport-McMoRan Inc. Merger."

13.	Financing Arrangements
     ----------------------

Short-term borrowings were $179.7 million and $50.0 million as of December 31, 1997 and 1996, respectively, which primarily consisted of revolving credit facilities, vendor financing arrangements and the portion of the sale of receivables classified as short-term debt as of December 31, 1997, as required by SFAS
No. 125.  	The weighted average interest rate on short-term
borrowings was 6.0 percent and 6.5 percent for 1997 and 1996, respectively. Long-term debt at December 31 consisted of the following:

                                        1997       1996
                                      --------   --------
Revolving and long-term credit
 facilities, variable rates           $  655.0   $  244.0
6.875% debentures, due 2007              150.0        -
7.0% Senior Debentures, due 2008         150.0        -
Term loans, maturing through 2005        120.0      120.0
Industrial revenue bonds, maturing
 through 2022                            102.1      102.1
Senior Notes, maturing through 2011       28.6      162.3
Other debt                                38.7       33.5
                                      --------   --------
                                       1,244.4      661.9
Less current maturities                    9.2        5.1
                                      --------   --------
     Total long-term debt, less
      current maturities              $1,235.2   $  656.8
                                      ========   ========

In December 1997, the Company entered into a $650.0 million, five-year revolving credit agreement which matures in December 2002 (Long-Term Credit Facility) and a $350.0 million, 364-day revolving credit agreement (Revolving Credit Facility) which matures in December 1998 (collectively, U.S. Credit Agreements) with a group of banks in order to refinance and replace the then-outstanding unsecured indebtedness of the Company, PLP and IMC-Agrico under their respective revolving loan facilities and to provide borrowing capacity for general business purposes. Commitment fees associated with these facilities are 8.5 basis points and 6.5 basis points for the Long-Term Credit Facility and Revolving Credit Facility, respectively. On December 31, 1997, the Company and its subsidiaries had borrowed $600.0 million at
6.20 percent (LIBOR plus 19 basis points) under the Long-Term Credit Facility and $155.0 million at 6.21 percent (LIBOR plus 20 basis points) under the Revolving Credit Facility. In addition, the Company has a maximum availability of approximately $70.0 million under uncommitted money market lines. The Company has classified certain portions of its borrowings under the U.S. Credit Agreements as long-term debt since the Company has the ability and the intent to maintain these obligations for longer than one year. At December 31, 1997, $41.5 million was drawn under the Long-Term Credit Facility as letters of credit principally to support industrial revenue bonds and other debt and credit risk guarantees.

Simultaneously with the consummation of the FTX Merger, certain Canadian subsidiaries of the Company entered into a $100.0 million, five-year revolving credit agreement which matures in December 2002 (Canadian Facility) with a group of Canadian banks in order to refinance and replace the outstanding unsecured indebtedness under the Company's then-existing term loan facility and to provide working capital for certain of the Company's Canadian subsidiaries. Commitment fees associated with the Canadian Facility are 8.5 basis points. The Company guarantees the obligations of its Canadian subsidiaries under the Canadian Facility. As of December 31, 1997, the aggregate outstanding principal amount was $47.0 million at 6.20 percent (LIBOR plus 19 basis points) under the Canadian Facility.

In March 1996, the Company and one of its subsidiaries refinanced its unsecured term loans. The $120.0 million unsecured term loans (Term Loans) bear interest at rates between 7.12 percent and 7.18 percent and mature at various dates between 2000 and 2005. In December 1997, the Company agreed to prepay the Term Loans in full in January 1998. See Note 23, "Subsequent Events."

The U.S. Credit Agreements contain provisions which: (i) restrict the Company's ability to dispose of a substantial portion of its consolidated assets; (ii) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (iii) limit the Company's subsidiaries' incurrence of additional debt. The Canadian Facility contains similar covenants applicable to both the Canadian subsidiaries and the Company. The U.S. Credit Agreements and Canadian Facility also contain a leverage ratio test and other covenants.

In 1997, the Company continued with its strategy to reduce high-cost debt and, consequently, purchased a total of $133.7 million principal amount of its Senior Notes bearing interest at rates between 9.25 percent and 10.75 percent. As a result, the Company recorded an extraordinary charge of $19.9 million, net of taxes, primarily for the redemption premium incurred and the write-off of previously deferred finance charges.

In connection with the FTX Merger, the Company assumed $456.0 million of debt related to PLP, consisting of $156.0 million of revolving debt, $150.0 million of 7.0 percent Senior Debentures due 2008 and $150.0 million of 8.75 percent senior subordinated notes (Senior Subordinated Notes) due 2004, and $64.0 million of FTX revolving debt. Immediately following the FTX Merger, the Company utilized proceeds obtained from its revolving credit facilities to extinguish the PLP and FTX revolving credit facilities and substantially all of the Senior Subordinated Notes. As a result, the Company recorded an extraordinary charge of $5.0 million, net of minority interest and taxes, primarily for the redemption premium incurred and the write-off of previously deferred finance charges. In addition, the Company now guarantees debt related to FM Properties Inc. totaling $39.1 million at December 31, 1997.

The Company currently guarantees the payment of $75.0 million principal amount of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority (Polk County Bonds). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guaranty. The Company has notified The Bank of New York, trustee for the holders of the Polk County Bonds, regarding this issue. Although the holders of the Polk County Bonds have not requested that any action be taken, such acceleration of the Polk County Bonds, if requested, would not create a cross-default or cross-acceleration to any other indebtedness of the Company. Because solicitation of a unanimous waiver is impractical, the Company currently intends to take no action. The Company does not believe that any redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries.

In 1996, the Company purchased a total of $114.0 million principal amount of its Senior Notes and, as a result, recorded an extraordinary charge of $7.6 million, net of taxes, primarily for the redemption premium incurred and the write-off of previously deferred finance charges.

In addition, in 1996, the Company completed the redemption of its then-outstanding $114.9 million, 6.25 percent convertible subordinated notes due 2001 (Subordinated Notes). In connection with the conversion of the Subordinated Notes, the Company recorded an extraordinary charge, net of taxes, of $0.5 million for write-off of previously deferred finance charges. The Company issued approximately 3.6 million shares of common stock to holders of $114.4 million principal amount of the Subordinated Notes who converted the Subordinated Notes prior to the redemption date.
The balance of $0.5 million principal amount was redeemed by the Company for cash.

In 1995, the Company purchased $50.4 million principal amount of its then-outstanding Senior Notes prior to maturity in an effort to reduce higher cost indebtedness. As a result, the Company recorded an extraordinary charge of $3.5 million, net of taxes, primarily for the redemption premium incurred and write-off of previously deferred finance charges.

As of December 31, 1997, the estimated fair value of long-term debt described above was approximately the same as the carrying amount of such debt in the Consolidated Balance Sheet. The fair value was calculated in accordance with the requirements of SFAS No. 107, "Disclosures of Fair Value of Financial Instruments," and was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

Cash payments for interest were $56.8 million, $68.3 million and $68.5 million in 1997, 1996 and 1995, respectively.

Scheduled maturities, excluding the revolving credit facilities, for the next five years are as follows:

                       1998               $ 41.9
                       1999                  1.1
                       2000                 13.7
                       2001                  2.6
                       2002 and beyond     562.8

In May 1997, the Company increased its existing registration statement on Form S-3 to issue up to $300.0 million of debt and equity securities. In July, the Company issued $150.0 million of
6.875 percent debentures, the proceeds of which were used to purchase the Senior Notes. In December 1997, the Company further increased its existing registration statement on Form S-3 to issue up to $500.0 million of debt and equity securities. See Note 23, "Subsequent Events."

14.	Other Noncurrent Liabilities
     ----------------------------

Other noncurrent liabilities as of December 31 were as follows:

                                       1997        1996
                                      ------      ------
Employee and retiree benefits         $231.0      $132.2
Environmental                          105.8       105.1
Deferred gain                           36.8        39.0
Restructuring                           13.3        31.7
Other                                   53.3        47.0
                                      ------      ------
     Total noncurrent liabilities     $440.2      $355.0
                                      ======      ======

The increase in employee and retiree benefits was primarily due to the assumption of certain liabilities as a result of the FTX
Merger.  See Note 2, "Freeport-McMoRan Inc. Merger."

15.	Pension Plans
     -------------

The Company has non-contributory pension plans that cover approximately 73 percent of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the United States plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA), while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario. Certain other employees are covered by defined contribution pension plans.

Employees in the United States and Canada whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

The components of net pension expense, including discontinued operations, for the years ended December 31, computed actuarially, were as follows:

	                                      1997     1996     1995
	                                     ------   ------   ------
	Service cost for benefits
	 earned during the year              $  5.9   $ 13.5   $ 10.3
	Interest cost on projected
	 benefit obligation                    14.8     16.8     15.2

Return on plan assets                 (32.6)   (16.8)   (15.3)
	Net amortization and deferral          17.3      2.6      2.2
	                                     ------   ------   ------
Net pension expense                  $  5.4   $ 16.1   $ 12.4
                                     ======   ======   ======

The plans' assets consist mainly of corporate equity, United
States government securities, corporate debt securities and units of participation in a collective short-term investment fund.

In a number of these plans, the plan assets exceed the accumulated benefit obligations (overfunded plans) and in the remainder of the plans, the accumulated benefit obligations exceed the plan assets
(underfunded plans).

The funded status, based on an October 1 measurement date, of the Company's pension plans and amounts recognized in the Consolidated Balance Sheet as of December 31 were as follows:

                                     Overfunded      Underfunded
                                        Plans           Plans
                                   ------------------------------
                                    1997    1996    1997    1996
                                   ------  ------  ------  ------
Plans' assets at fair value        $341.5  $174.8  $  2.7  $ 27.4
Actuarial present value of
 projected benefit obligations:
    Vested benefits                 238.8   135.5    39.5    32.0
    Non-vested benefits              14.2    13.6     0.1     4.5
                                   ------  ------  ------  ------
     Accumulated benefit
      obligations                   253.0   149.1    39.6    36.5
     Projected future salary
      increases                      34.8    47.8     1.4    14.0
                                   ------  ------  ------  ------
     Total projected benefit
      obligations                   287.8   196.9    41.0    50.5
                                   ------  ------  ------  ------
Plans' assets in excess of
 (less than) projected
 benefit obligations                 53.7   (22.1)  (38.3)  (23.1)
Items not yet recognized
 in earnings:
     Unrecognized net (gain) loss    (7.1)   12.8    (0.1)    7.6
     Unrecognized transition
      liability (asset)              (1.9)   (1.6)    0.6     0.8
     Unrecognized prior service
      cost                            5.3     7.6     3.2    11.5
     Additional minimum liability     -       -      (3.2)   (1.9)

Fourth quarter contributions     4.7     0.9     -       1.2
                                   ------  ------  ------  ------
Accrued pension liability
 (asset)                           $ 54.7  $ (2.4) $(37.8) $ (3.9)
                                   ======  ======  ======  ======

The changes in the pension amounts were primarily a result of the FTX Merger as certain pension liabilities and assets were assumed. See Note 2, "Freeport-McMoRan Inc. Merger."

Significant actuarial assumptions were as follows:
                                           1997   1996   1995
                                           ----   ----   ----
Discount rate                              7.5%   7.5%   8.2%
Long-term rate of return on assets         9.6%   9.5%   9.5%
Rate of increase in compensation levels    5.1%   5.2%   5.2%

The Company also has defined contribution pension and investment plans (Plans) for certain of its employees. Under each of the Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Plans are based on a percentage of wages earned by the eligible employees or by matching a percentage of employee contributions.

Effective January 1, 1998, the Company transitioned from a defined benefit pension plan to a defined contribution pension plan for certain employees who elected to do so (Transition). The Company accounted for the Transition in accordance with SFAS No. 88, "Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." The impact of the curtailment as a result of the Transition was not material.

16.	Postretirement and Postemployment Benefit Plans
     -----------------------------------------------

The Company provides certain health care benefit plans for certain retired employees. The plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The plans are unfunded. Employees are not vested and such benefits are subject to change.

The components of postretirement benefits other than pensions
(OPEBS) expense, including discontinued operations, for the years ended December 31 were as follows:

                                 1997     1996     1995
                                 ----     ----     ----
Service cost                     $0.8     $1.7     $1.6
Interest cost                     4.3      5.2      5.3
Net amortization and deferral    (1.8)    (1.8)    (1.6)
                                 ----     ----     ----
                                 $3.3     $5.1     $5.3
                                 ====     ====     ====

The significant assumptions used in determining OPEBS costs were as follows:

                             1997     1996     1995
                             ----     ----     ----
Discount rate                7.5%      7.5%    8.2%
Health care trend rate:
Under age 65                 8.0%(1)   9.2%    9.8%
Over age 65                  7.9%(2)   6.0%    6.3%

(1)  Decreasing gradually to 4.8% in 2004 and thereafter.
(2)  Decreasing gradually to 5.0% in 2004 and thereafter.


If the health care trend rate assumptions were increased by one percent, the accumulated postretirement benefit obligation would have increased by 5.6 percent as of December 31, 1997. This would have increased OPEBS expense in 1997 by 9.5 percent.

The components of the Company's OPEBS liability as of December 31 were as follows:
                                              1997       1996
                                             ------     ------
Retirees                                     $123.4     $ 29.2
Actives:
    Fully eligible                             11.7       13.3
    Not fully eligible                         16.2       29.3
                                             ------     ------
        Total                                 151.3       71.8

Items not yet recognized in earnings:
    Unrecognized transition obligation          -          1.9
    Unrecognized prior service cost            10.3       11.3
    Unrecognized net gain                      14.3       13.8
                                             ------     ------
Accrued postretirement benefits liability    $175.9     $ 98.8
                                             ======     ======

The increase in the postretirement benefits liabilities was primarily due to the assumption of certain liabilities as a result of the FTX Merger. See Note 2, "Freeport-McMoRan Inc. Merger."

The Company also provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement. As of December 31, 1997 and 1996, this liability was $21.6 million and $18.6 million, respectively. These plans are unfunded. Employees are not vested and plan benefits are subject to change.

17.	Income Taxes
     ------------

Two of the Company's three potash operations that are subject to Canadian taxes, Kalium Canada and Central Canada Potash, are included in the consolidated United States federal income tax return filed by the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:

                                                1997     1996
                                               ------   ------
Deferred tax liabilities
Property, plant and equipment                  $433.4   $446.5
Other liabilities                               114.8     63.9
                                               ------   ------
Total deferred tax liabilities                  548.2    510.4
Deferred tax assets
Alternative minimum tax credit carryforwards    124.4     76.2
Postretirement and postemployment benefits       43.1     42.1
Foreign tax credit carryforward                  30.6     36.0
Sterlington litigation settlement                22.4     30.9
Reclamation and decommissioning accruals         23.8     26.8
Restructuring accruals                            9.5     21.4

Other assets                                     61.4     46.3
                                               ------   ------
Total deferred tax assets                       315.2    279.7
Valuation allowance                              37.3     36.0
                                               ------   ------
Net deferred tax assets                         277.9    243.7
                                               ------   ------
Net deferred tax liabilities                   $270.3   $266.7
                                               ======   ======

As of December 31, 1997, the Company had alternative minimum tax credit carryforwards of approximately $124.4 million. In addition, the Company had a foreign tax credit carryforward of approximately $30.6 million, investment tax credit and other general business credit carryforwards of approximately $11.2 million, and a carryover of charitable contributions of approximately $17.4 million.

The alternative minimum tax credit carryforwards can be carried forward indefinitely. The foreign tax credit carryforward will expire in 2001 to the extent it remains unutilized. The investment tax credit and other general business credit carryforwards have expiration dates ranging from 1999 through 2008. The charitable contributions carryover has expiration dates ranging from 1998 through 2001.

Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $37.3 million.

Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code. Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

The provision for income taxes from continuing operations for the years ended December 31 consisted of the following:
                             1997      1996      1995
                            ------    ------    ------
Current
Federal                     $ 11.9    $ 42.0    $ 47.1
State and local                3.7       2.2       7.3
Foreign                       48.3      12.0      39.6
                            ------    ------    ------
                              63.9      56.2      94.0

Deferred
Federal                      (37.0)      3.3      12.8
State and local               (8.4)      0.7       2.0
Foreign                       11.9      21.1       3.9
                            ------    ------    ------
                             (33.5)     25.1      18.7
                            ------    ------    ------
                            $ 30.4    $ 81.3    $112.7
                            ======    ======    ======

The components of earnings from continuing operations before income taxes and extraordinary charge, and the effects of significant adjustments to tax computed at the federal statutory rate were as follows:

                                    1997      1996      1995
                                   ------    ------    ------
Domestic                           $ (5.0)   $151.7    $218.5
Foreign                             105.2      51.3      89.4
                                   ------    ------    ------
Earnings from continuing operations
 before income taxes and
 extraordinary charge              $100.2    $203.0    $307.9
                                   ======    ======    ======
Computed tax at the federal
 statutory rate of 35%             $ 35.1    $ 70.9    $107.7
Foreign income and withholding
 taxes                                4.9      11.3      17.3
Percentage depletion in excess
 of basis                            (9.5)     (9.0)    (19.5)
Vigoro Merger expenses not
 deductible for tax purposes          -         7.1	   -
State income taxes, net of
 federal income tax benefit          (3.0)      1.9       6.0
Benefit of foreign sales
 corporation                         (5.6)     (3.9)     (4.3)
Federal taxes on undistributed
 foreign earnings                     -         -         2.8
Other items (none in excess of
 5% of computed tax)                  8.5       3.0       2.7
                                   ------    ------    ------
Provision for income taxes         $ 30.4    $ 81.3    $112.7
                                   ======    ======    ======

Effective tax rate                   30.3%     40.0%     36.6%
                                   ======    ======    ======

United States income and foreign withholding taxes are provided on the earnings of foreign subsidiaries that are expected to be remitted to the extent that taxes on the distribution of such earnings would not be offset by foreign tax credits. The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $211.5 million at December 31, 1997, and, accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $42.2 million would have been required.

Income taxes paid, net of refunds received, were $51.6 million, $73.8 million and $89.9 million for 1997, 1996 and 1995, respectively.

18.	Capital Stock
     -------------

Changes in the number of shares of common stock issued and in treasury were as follows:
                                       1997           1996
                                   -----------    -----------
Common stock issued
  Balance, beginning of year       101,639,885     96,927,080
  Common stock issued               22,737,681        426,925
  Stock options exercised              290,720        679,941
  Conversion of convertible debt         -          3,605,939
                                   -----------    -----------
  Balance, end of year             124,668,286    101,639,885
Treasury common stock
  Balance, beginning of year         5,545,884      5,552,840
  Common stock issued                 (211,364)        (9,396)
  Purchases                          5,357,000          2,440
                                   -----------    -----------
  Balance, end of year              10,691,520      5,545,884
                                   -----------    -----------
Common stock outstanding, end
 of year                           113,976,766     96,094,001
                                   ===========    ===========

In connection with the FTX Merger, each share of common stock of FTX was exchanged for 0.90 share of the Company's common stock plus one-third of a warrant, with each whole warrant entitling the holder to purchase one share of the Company's common stock for $44.50 per share. As a result of the FTX Merger, 22.7 million shares were issued at an average market price of $32.28 per share. In addition, approximately 8.4 million warrants were issued, which are publicly traded on the New York Stock Exchange and will expire on the third anniversary of the FTX Merger. These warrants were valued at $3.56 per warrant and are convertible into approximately
8.4 million shares of common stock.

Pursuant to a Shareholders Rights Plan adopted by the Company in June 1989, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on July 12, 1989, to stockholders of record on that date. Under certain conditions, each Right may be exercised to purchase one two-hundredth of a share of Junior Participating Preferred Stock, Series C, par value $1 per share, at a price of $75, subject to adjustment. This preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the common stock or makes a tender offer for 15 percent or more of the outstanding common stock.
Upon the acquisition by a person or group of 15 percent or more of the common stock, each Right will entitle the holder to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. The Rights may be redeemed at a price of $.005 per Right under certain circumstances prior to their expiration on June 21, 1999. No event during 1997 made the Rights exercisable.

19.	Stock Plans
     -----------

The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options and stock appreciation rights (SARs) to officers and key managers of the Company, accounted for under APB Opinion No. 25. The Stock Plans, as amended, provide for the issuance of a maximum of 10.6 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Stock options and SARs granted under the Stock Plans extend for ten years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one-third increments: one-third one year after the date of the grant, two-thirds two years after the date of the grant, and 100 percent three years after the date of the grant.

In conjunction with the FTX Merger, outstanding FTX stock options for officers and key managers were converted into options of the Company to acquire approximately 1.4 million Company shares at a weighted average exercise price of $25.02 per share. Outstanding FTX stock options for non-employee directors of FTX were converted into options of the Company to acquire approximately 0.1 million

Company shares at a weighted average exercise price of $18.50 per share. Additionally, FTX SARs and stock incentive units (SIUs) were converted into approximately 0.1 million SARs and approximately 0.2 million SIUs based on the Company's common stock at weighted average exercise prices of $15.63 and $24.44 per share, respectively. Due to change of control provisions, all converted FTX options, SARs and SIUs were considered fully vested at the date of the FTX Merger. See Note 2, "Freeport-McMoRan Inc. Merger."

The Company adopted a long-term incentive plan in 1993 under which officers and key managers were awarded shares of restricted common stock of the Company along with contingent stock units. Based on performance objectives, these shares and units were intended to vest in whole or in part during and at the end of a three-year performance period ending June 30, 1997. On June 30, 1996, the long-term incentive plan was deemed fully vested, one year prior to the completion of the performance period, and approximately 0.1 million shares of common stock and $3.4 million were distributed. Restricted stock was valued on the issuance date, and the related expense amortized over the vesting period.

At the Company's 1996 Annual Meeting, the stockholders approved the 1996 long-term incentive plan which replaced the 1993 long-term incentive plan discussed in the preceding paragraph.
The new plan became effective in October 1996. Under the plan, officers and key managers may be awarded stock or cash upon achievement of specified objectives over a three-year period beginning July 1, 1996. Final payouts are made at the discretion of the Compensation Committee of the Company's Board of Directors whose members are not participants in the plan. Approximately $8.6 million and $4.4 million was charged to earnings in 1997 and 1996, respectively, for performance awards earned for the relevant three-year period under the 1996 long-term incentive plan. As a result of the Company's change in year-end, the payout period was changed commensurately.

Excluding the SARs converted in conjunction with the FTX Merger, discussed above, there were no SARs granted in 1997 or 1996. A total of 8,525 shares and 26,775 shares were exercised in 1997 and 1996, respectively.

The following table summarizes stock option activity:
                               1997                  1996
                       --------------------  --------------------
                                    Weighted Average           Weighted Average
                           Shares    Exercise Price    Shares   Exercise Price
                       -----  --------------  -----  -------------
Outstanding at
 January 1           3,805,519   $27.31    3,816,654    $22.98
     Granted         1,222,219    37.63      841,500     40.78
     Exercised         297,162    18.88      670,727     19.02
     Cancelled         161,419    36.68      181,908     29.13
     Converted FTX
      options        1,403,193    25.02        -          -
                     ---------   ------    ---------    ------
Outstanding at
 December 31         5,972,350   $29.05    3,805,519    $27.33
                     =========   ======    =========    ======
Exercisable at
 December 31         4,216,057   $25.26    2,294,731    $21.92
                     =========   ======    =========    ======
Available for
 future grant at
 December 31         2,307,770             3,368,570
                     =========             =========

Data related to significant option ranges as of December 31, 1997, and related weighted average price and contract life information follows:

                           Options Outstanding         Options Exercisable
                    -------------------------------    -------------------
                                      Weighted
                                      Average    Weighted                 Weighted
                                     Remaining   Average                  Average
   Range of               Number    Contractual  Exercise      Number     Exercise
Exercise Prices         of Options      Life      Price      of Options    Price
-----------------------------------------------------------------
$10.17 to 16.50   557,585    5 years  $15.91     557,585   $15.91
 16.51 to 24.16   1,431,562  6 years   19.60   1,415,562    19.56
 24.17 to 37.13   1,745,854  7 years   28.56   1,674,295    28.39
 37.14 to 40.88   2,237,349  4 years   38.76     568,615    39.41
-----------------------------------------------------------------
$10.17 to 40.88   5,972,350  6 years  $29.05   4,216,057   $25.26


The assumption regarding the stock options contractual life was that 100 percent of such options vested in the first year after issuance rather than ratably according to the applicable vesting period as provided by the terms of the grants.

If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                          1997     1996    1995
                                         ------   ------  ------
Net earnings:
 As reported                             $ 62.9   $127.1  $215.5
 Pro forma for basic earnings per share    51.4    123.6   214.7
 Pro forma for diluted earnings per share  51.4    123.6   219.1

Earnings per share:
 Basic earnings per share as reported    $ 0.67   $ 1.37  $ 2.37
 Pro forma basic earnings per share        0.55     1.33    2.36
 Diluted earnings per share as reported    0.67     1.31    2.30
 Pro forma diluted earnings per share      0.54     1.27    2.29


For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their expected six-year life. These pro forma amounts are not indicative of anticipated future disclosures because SFAS No. 123 does not apply to grants before 1995.

The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:

                                            1997    1996    1995
                                           ------- ------- -------
Expected dividend yield                      0.85%   0.85%   0.85%
Expected stock price volatility              25.0%   26.0%   27.3%
Risk-free interest rate (7 year government)   5.8%    6.3%    5.5%
Expected life of options                   6 years 6 years 6 years


Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options.

A stock option plan for non-employee members of the Board of Directors provides for the granting of awards of up to 0.2 million shares of common stock. Members of the Board of Directors who served on the Vigoro Board of Directors also received options to purchase common stock pursuant to a stock option plan of Vigoro. No options have been issued under this plan since the effective date of the Vigoro Merger. Options may be exercised at any time the director holding the option remains a director of the Company and within two years after the director ceases to be a director of the Company. Under the terms of the plan, options granted are exercisable over a maximum of ten years beginning with the grant date of the option. Options were granted to purchase 18,000 shares and 24,000 shares of common stock in 1997 and 1996, respectively, at a weighted average exercise price of $35.03 and $41.94 per share, respectively. A total of 412 shares and 2,500 shares were exercised in 1997 and 1996, respectively.

20.	Commitments
     -----------

The Company purchases sulphur, natural gas and ammonia from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally at prevailing market prices. These contracts generally range from one to four years. The Company has entered into a third-party sulphur purchase commitment, the term of which is indeterminable. Therefore, the dollar value of the sulphur commitments has been excluded from the schedule below after the year 2002.

The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating leases. Lease terms generally range from three to five years, although some leases have longer terms.

Summarized below is a schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancelable operating leases as of December 31, 1997 (including discontinued operations):

                    Purchase       Lease
                   Commitments  Commitments
                   -----------  -----------
1998                $  363.0     $   24.3
1999                   303.0         23.4
2000                   176.4         22.2
2001                   165.6         20.9
2002                   165.2         16.5
Subsequent years        34.9         34.6
                    --------     --------
                    $1,208.1     $  141.9
                    ========     ========

Rental expense for 1997, 1996 and 1995 amounted to $35.0 million, $31.5 million and $27.6 million, respectively.

International Minerals & Chemical (Canada) Global Limited is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. The agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash produced for PCS may, at PCS's option, amount to an annual maximum of approximately one-fourth of the Esterhazy mines' production capacity, but no more than approximately 1.1 million tons. During 1997, production of potash for PCS amounted to 549,000 tons, or 15 percent of the Esterhazy mines' total tons produced.

In conjunction with the FTX Merger, the Company, through its interests in PLP, participates in an aggregate $210.0 million, multi-year oil and natural gas exploration program with MOXY. In accordance with the exploration program agreement, the Company, MOXY and an individual investor (Investor) will fund 56.4 percent,
37.6 percent and 6.0 percent, respectively, of the exploration costs. All revenue and other costs will be allocated 47.0 percent to PLP, 48.0 percent to MOXY and 5.0 percent to the Investor.

21.	Contingencies
     -------------

Mining Risks
Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located at Esterhazy, Saskatchewan. As a result, the Company has incurred expenditures, certain of which due to their nature have been capitalized while others have been charged to expense, to control the inflow. Since the initial discovery of the inflow, the Company has been able to meet all sales obligations from production at the mines. The Company has considered, and continues to evaluate, alternatives to the operational methods employed at Esterhazy. However, the procedures utilized to control the water inflow have proven successful to date, and the Company currently intends to continue conventional shaft mining. Despite the relative success of these modified measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines.

Sterlington Litigation
In early 1998, the Company entered into a Preliminary Settlement Agreement with the plaintiffs in connection with the Louisiana class action arising out of a May 1991 explosion at a nitroparaffins plant located in Sterlington, Louisiana. The agreement settles all claims that members of the class have against the Company and releases the Company from further potential liabilities based on the claims of the members of the class. The Preliminary Settlement Agreement must be approved by the court at a fairness hearing. The Company also has settled all the known claims of individuals and entities who opted out of the Louisiana class action. Settlement of the Louisiana third-party claims is intended to resolve the Company's known potential future liabilities in connection with the Sterlington explosion. In addition, the settlement is intended to protect the Company from the remaining claims filed by ANGUS Chemical Company with respect to the Sterlington explosion.

Potash Antitrust Litigation
The Company was a defendant, along with other Canadian and United States potash producers, in a class action antitrust lawsuit filed in federal court in 1993. The plaintiffs alleged a price-fixing conspiracy among North American potash producers beginning in 1987 and continuing until the filing of the complaint. The class action complaint against all defendants, including the Company, was dismissed by summary judgment in January 1997. The summary judgment dismissing the case is currently on appeal by the plaintiffs to the United States Court of Appeals for the Eighth Circuit. The Court of Appeals is expected to rule during calendar 1998.

In addition, in 1993 and 1994, class action antitrust lawsuits with allegations similar to those made in the federal case were filed against the Company and other Canadian and United States potash producers in state courts in Illinois and California. The Illinois case was dismissed for failure to state a claim. In the California case, merits discovery has been stayed and the case is currently inactive.

FTX Merger Litigation
In August 1997, five identical class action lawsuits were filed in Chancery Court in Delaware by unitholders of PLP. Each case named the same defendants and broadly alleged that FTX and FMRP Inc.
(FMRP) had breached fiduciary duties owed to the public unitholders of PLP. The Company was alleged to have aided and abetted these breaches of fiduciary duty.

In November 1997, an amended class action complaint was filed with respect to all cases. The amended complaint named the same defendants and raised the same broad allegations of breaches of fiduciary duty against FTX and FMRP for allegedly favoring the interests of FTX and FTX's common stockholders in connection with the FTX Merger. The plaintiffs claimed specifically that, by virtue of the FTX Merger, the public unitholders' interests in PLP's ownership of IMC-Agrico would become even more subject to the dominant interest of the Company. The amended complaint seeks certification as a class action and an injunction against the proposed FTX Merger or, in the alternative, rescissionary damages. The defendants' time to answer or otherwise plead to the amended complaint has been extended indefinitely by agreement.

Pine Level Property Reserves
In October 1996, IMC-Agrico signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100 million tons of phosphate rock reserves. In connection with the purchase, IMC-Agrico has agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

Within five years from the date of this agreement, IMC-Agrico is required to provide notice to CMI regarding one of the following:
(i) whether they have obtained the permits necessary to commence mining any part of the property; (ii) whether they wish to extend the permitting period for an additional three years; or (iii) whether they wish to decline to extend the permitting period. If the permits necessary to commence mining the property have been obtained, IMC-Agrico is obligated to pay CMI an initial royalty payment of $28.9 million. In addition to the initial royalty payment described above, IMC-Agrico is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

Environmental Matters
The historical use and handling of regulated chemical substances and crop nutrient products in the normal course of the Company's business has resulted in contamination at facilities presently or previously owned or operated by the Company. The Company has also purchased facilities that were contaminated by previous owners through their use and handling of regulated chemical substances. Spills or other unintended releases of regulated substances have occurred in the past, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. The Company cannot estimate the level of expenditures that may be required in the future to clean up contamination from the handling of regulated chemical substances or crop nutrients.

At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations (which currently are in progress) to determine whether remedial action may be required to address contamination. The cost of any remedial actions that ultimately may be required at these sites currently cannot be determined.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for a portion of the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including Kaiser Aluminum & Chemical Corporation, Beatrice Companies, Inc., Estech, Inc. and certain other public and private entities. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date.

Other
Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations. As a member, the Company is, subject to certain conditions, contractually obligated to reimburse the export association for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 1997, 1996 and 1995.

The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position.

22.	Operating Segments
     ------------------

In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued effective for fiscal years ending after December 15, 1998. The statement allows, and the Company has chosen, the early adoption of this statement for the year ended December 31, 1997.

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. The Company's operations were restructured into a decentralized organizational structure with five stand-alone business units in July 1996. Financial data for periods reported prior to the restructuring have been restated to conform to presentation according to SFAS No. 131. See also Note 3, "Vigoro Merger and Restructuring Charges."

The Company has two reportable segments: IMC-Agrico Crop Nutrients and IMC Kalium. The Company produces and markets phosphate crop nutrients through the IMC-Agrico Crop Nutrients business unit.
Potash crop nutrients, industrial grade potash and salt are produced and marketed through the IMC Kalium business unit.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market based. The Company evaluates performance based on operating earnings of the respective business units.

Segment information for the years 1997, 1996 and 1995 was as follows:
                                            1997
                         ----------------------------------------
                         IMC-Agrico
                            Crop       IMC
                          Nutrients   Kalium     Other(a)  Total
                         ----------------------------------------
Net sales from external
customers                 $1,312.5  $  537.7   $  265.8  $2,116.0
Intersegment net sales       172.3      79.7       32.3     284.3
Gross margins                298.7     237.7       38.5     574.9
Operating earnings           257.4     214.8     (212.8)    259.4
Depreciation, depletion
 and amortization            100.5      35.9       26.0     162.4
Total assets               1,752.2     891.1    2,030.6   4,673.9
Capital expenditures          82.3     123.3       38.4     244.0

                                            1996
                         ----------------------------------------
                         IMC-Agrico
                            Crop       IMC
                          Nutrients   Kalium     Other(a)  Total
                         ----------------------------------------
Net sales from external
customers                 $1,492.5  $  392.2   $  258.6  $2,143.3
Intersegment net sales       168.8      72.6      155.8     397.2
Gross margins(b)             411.4     159.8       45.9     617.1
Operating earnings           365.7     130.5      (69.8)    426.4
Depreciation, depletion
 and amortization             96.3      30.1       27.2     153.6
Total assets               1,670.8     697.4    1,117.0   3,485.2
Capital expenditures          84.1      83.3       41.6     209.0


                                            1995
                         ----------------------------------------
                         IMC-Agrico
                            Crop       IMC
                          Nutrients   Kalium     Other(a)  Total
                         ----------------------------------------
Net sales from external
customers                 $1,581.6  $  418.9   $  132.2  $2,132.7
Intersegment net sales       130.0      70.4      109.2     309.6
Gross margins                395.5     204.2       33.2     632.9
Operating earnings           357.3     177.5      (20.2)    514.6
Depreciation, depletion
 and amortization             93.3      31.6       23.2     148.1
Total assets               1,597.9     617.1    1,306.8   3,521.8
Capital expenditures(c)        -         -          -       146.0


(a)	Segment information below the quantitative thresholds are
attributable to two business units (IMC-Agrico Feed
Ingredients and IMC Vigoro) and corporate headquarters. The Company produces and markets animal feed ingredients through IMC-Agrico Feed Ingredients. IMC Vigoro manufactures and distributes consumer lawn and garden products; produces and markets professional products for turf, nursery and horticulture markets; and produces and distributes potassium-based ice melter products. Corporate headquarters includes the elimination of inter-business unit transactions, the write-down of the Company's Main Pass interest and the goodwill recorded as a result of the FTX Merger in 1997. See
Note 2, "Freeport-McMoRan Inc. Merger."  See also Note 3,
"Vigoro Merger and Restructuring Charges." IMC AgriBusiness' results of operations were not included as a result of their classification as discontinued operations. However, IMC AgriBusiness' total assets and capital expenditures for each year presented have been included in this column. See Note
24, "Discontinued Operations," for further detail.

(b)	Before special one-time merger and restructuring charges of
$20.8 million related to the Vigoro Merger.  See Note 3,
"Vigoro Merger and Restructuring Charges."

(c)	Due to restructuring of the Company into business units as of
July 1, 1996, it is impracticable to disclose this data on a restated segment basis.

Financial information relating to the Company's operations by geographic area was as follows:
                                  Net Sales(d)
                      ----------------------------------
                        1997         1996         1995
                      --------     --------     --------
United States         $1,044.2     $  999.1     $  991.6
China                    459.6        485.0        509.9
Other                    612.2        659.2        631.2
                      --------     --------     --------
Consolidated          $2,116.0     $2,143.3     $2,132.7
                      ========     ========     ========

(d) Revenues are attributed to countries based on location of customer. Sales through Canpotex Limited (Canpotex), one of the Company's export associations, have been allocated based on the Company's share of total Canpotex sales. Amounts reflect continuing operations only.

                              Long-Lived Assets
                      ----------------------------------
                        1997         1996         1995
                      --------     --------     --------
United States         $3,233.2     $2,188.8     $2,151.6
Canada                   378.5        362.8        354.5
                      --------     --------     --------
Consolidated          $3,611.7     $2,551.6     $2,506.1
                      ========     ========     ========

23.	Subsequent Events
     -----------------

Harris Acquisition
In December 1997, the Company entered into a definitive agreement to acquire privately held Harris Chemical Group, Inc. and its Australian affiliate, Penrice Soda Products Pty. Ltd. (HCG).
Under the agreement the Company will purchase all HCG equity for $450.0 million in cash and assume approximately $950.0 million of debt. HCG, with sales of $785.0 million, is a leading producer of salt, soda ash, boron chemicals and other inorganic chemicals including potash crop nutrients. This acquisition is expected to be completed in early 1998.

Debt Issuance
In January 1998, the Company issued $150.0 million of 7.30 percent debentures due 2028 and $150.0 million of 6.55 percent notes due 2005. The proceeds of these issuances were used to refinance higher cost indebtedness. In addition, in January 1998, the Company prepaid $120.0 million of unsecured term loans.

IMC Vigoro
Currently, the Company is negotiating the sale of its IMC Vigoro business unit. Any sale would be subject to certain conditions including the execution of a definitive agreement and the receipt of certain approvals.

24.  Discontinued Operations
     -----------------------

In December 1998, the Company's Board of Directors adopted a formal plan to sell its IMC AgriBusiness retail and wholesale distribution operations. The Company anticipates the sale to be completed in the first quarter of 1999. The loss on disposal, net of income tax benefits, is estimated to be $60.0 million and will be recorded in the fourth quarter of 1998. The consolidated statement of earnings of the Company has been restated to report separately the operating results of

IMC AgriBusiness as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to IMC AgriBusiness and amounted to $13.3 million, $13.1 million and $12.0 million in 1997, 1996 and 1995, respectively.

Income taxes associated with the discontinued operations of IMC AgriBusiness were $13.1 million, $8.4 million and $16.7 million for 1997, 1996 and 1995, respectively. The difference between the effective tax rate for discontinued operations and the federal statutory rate is primarily due to state taxes. For 1997, 1996 and 1995, IMC AgriBusiness' revenues were $872.6 million, $797.7 million and $807.7 million, respectively.


                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     IMC GLOBAL INC.


                                          /s/ J. Bradford James
                                     -------------------------------
                                           J. Bradford James
                                           Senior Vice President
                                           and Chief Financial
                                           Officer


Date:  December 31, 1998